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                      SUBSIDIARIES OF MESA AIR GROUP, INC.

AIR MIDWEST, INC.--2203 Air Cargo Road, Wichita, Kansas. Air Midwest, Inc. was acquired by Mesa Air Group, Inc. on July 12, 1991 and is doing business as USAir Express pursuant to a code-sharing agreement with USAir, Inc.

WESTAIR HOLDING, INC.--5570 Air Terminal Drive, Fresno, California, WestAir Holding, Inc. was acquired by Mesa Air Group, Inc. on May 29, 1993 and is the holding company for WestAir Commuter Airlines, Inc. and Regional Aircraft Services, Inc.

WESTAIR COMMUTER AIRLINES, INC.--5570 Air Terminal drive, Fresno, California. WestAir Commuter Airlines, Inc. was acquired as a subsidiary of WestAir Holding, Inc. by Mesa Air Group, Inc. on May 29, 1992 and is doing business as United Express pursuant to a code-sharing agreement with United Air Lines, Inc.

REGIONAL AIRCRAFT SERVICES, INC.--1446 North Villa Avenue, Fresno, CA 93727; provides aircraft and engine maintenance service to Mesa.

FOUR CORNERS AVIATION, INC.--1260 West Navajo, Farmington, New Mexico 87401. Four Corners was acquired in 1992 and is a fixed-base operation.

SAN JAUN PILOT TRAINING, INC. dba MESA AIR GROUP PILOT DEVELOPMENT--2325 East 30th Street, Farmington, New Mexico 8740-1. San Jaun Pilot Training began operations in 1989 and provides flight training coordination with a community college.

DESERT TURBINE SERVICES, INC.--1140 West Navajo Hangar H-13, Farmington, New Mexico 87401; provides aircraft and engine maintenance service to Mesa.